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                        EXHIBIT 99


                                        Frontier Corporation
Frontier Press Release                  180 South Clinton Avenue
                                        Rochester, New York 14646



DATE:     After 9:00 a.m., March 20, 1995

CONTACT:  Frontier Corporation
          Linda J. Crociata, 716-777-7693 (Media)
          Philip H. Yawman,  716-777-6179 (Investors)

          American Sharecom
          William King, Chief Financial Officer, 612-343-3263

SUMMARY:  FRONTIER CORP FINALIZES PURCHASE OF AMERICAN SHARECOM



Rochester, New York -- March 20, 1995 -- Frontier Corporation (NYSE: FRO) has finalized the acquisition of American Sharecom, Inc. (ASI), a long distance company headquartered in Minneapolis, Minnesota. Frontier's acquisition of all of the outstanding shares of ASI was completed as of the close of business on Friday, March 17, 1995.

     ASI is one of the largest privately owned long distance companies in the country with annual revenues of approximately $125 million. ASI's sales operations are concentrated in the Midwest, Northwest and California. Frontier Communications International, Frontier Corporation's long distance subsidiary, will establish Minneapolis as the focal point for its long distance sales and operations in the upper Midwest. Frontier Corporation also operates a 100,000 access-line telephone company in Minnesota, Frontier Communications of Minnesota. A cellular acquisition in southern Minnesota is pending. These operations will form the building blocks for fulfilling Frontier's corporate strategy of offering integrated services.

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     Under terms of the agreement, Frontier has acquired all of the outstanding shares of ASI in exchange for 8.7 million shares of new Frontier common stock. The tax deferred exchange will be accounted for as a pooling of interests. The transaction was previously announced on November 30, 1994.

     Commenting on the transaction, Ronald L. Bittner, Chairman and Chief Executive Officer of Frontier Corporation, said, "The addition of American Sharecom represents a major step toward our goal of creating the premier firm in our industry. Steve Simon, president of ASI and Jim Weinert, vice president, have built one of the finest, independent long distance companies in the industry. This merger is consistent with our growth strategy of expanding our long distance operations nationwide."

     Simon will become a vice president of the combined long distance operation, with responsibilities for the American
Sharecom Division.  Weinert will remain in charge of American
Sharecom's sales and marketing organization.

     Founded in 1920, Frontier is one of the largest non-Bell telecommunications firms in the United States, with 1994 revenues of $985 million. The company is a provider of integrated telecommunications solutions to more than 1.5 million customers in the Northeast, South and Midwest through its long distance, local telephone and wireless communication companies. Its long distance operation, which is now the seventh largest in the U.S., provides a full range of voice, video and data communications services for business and residential customers.